VARI-L COMPANY, INC.
                      EXECUTIVE EMPLOYMENT AGREEMENT

     THIS AGREEMENT, effective June 1, 1997, is made and entered into by and between VARI-L COMPANY, INC. (the "Company") and DAVID G. SHERMAN ("Employee").

     WHEREAS, Employee's diligent efforts on behalf of the Company have greatly contributed to the tremendous growth of the Company, in terms of revenues, profitability, technological developments, customer base and shareholder value; and

     WHEREAS, the Compensation Committee of the Board of Directors, comprised solely of disinterested directors, has determined to provide Employee with this employment agreement, including the severance package and other benefits provided hereby, for the purpose of rewarding Employee for the success of the Company resulting from his efforts and as a method of encouraging Employee to remain with the Company for the foreseeable future and to continue to provide such diligent and efficacious services to the Company during that employment.

     NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

     I. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

     II. TERM. Subject to the provisions for termination as hereinafter provided, the term of this Agreement is for a period commencing June 1, 1997, and expiring June 1, 2001 (the "Initial Term"). On June 1 of each year, beginning in 1998, the term of this Agreement shall be automatically extended for an additional year without any further action on the part of the Company or Employee unless the Company or Employee gives written notice more than sixty (60) days before May 31 of any such year of its or his intention not to extend the term of this Agreement.

     III. DUTIES. Employee is engaged as President and Chief Executive Officer of the Company, to have complete responsibility for and authority over the management of the operations of the Company, including, but not limited to, overall management of the Company's Sales, Marketing, Finance, Administration, Manufacturing, Operations, Human Resources and Quality Assurance departments or functions and supervision of the Vice Presidents or other officers or managers assigned to those departments, areas or functions, and to have full authority and responsibility, subject only to the general direction and control of the Board of Directors, for administering those operations of the Company in all respects. His power shall include authority to hire and fire personnel of the Company and to retain consultants when he deems necessary to implement the Company's policies. If Employee is elected or appointed a director of the Company during the term of this Agreement, Employee shall serve in such capacity or capacities without further compensation; but nothing herein shall be construed as requiring the Company, or anyone else, to cause the election or appointment of Employee as a director.

     IV. EXTENT OF SERVICES. Employee shall faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to this Agreement. Nothing herein shall be construed as preventing Employee from
(a) investing his assets in such form or manner as will not require any services on the part of Employee in the operations or the affairs of the companies in which such investments are made or (b) serving as a director, advisor, or consultant; provided, however, that such investments or services may not be in connection with a business which is in competition with the Company (excluding (i) indirect investments through mutual funds or other broad based investment vehicles, (ii) investments in debt instruments, and (iii) investments in less than 5% of the stock of any publicly held business).

     V.     COMPENSATION AND EMPLOYEE BENEFITS.

            A. STOCK BONUS. Upon executing this Agreement, Employee shall receive a one time bonus of twenty-five thousand (25,000) shares of the Company's common stock ("STOCK BONUS") pursuant to the terms of the Company's Stock Grant Plan; provided, however, that such STOCK BONUS shall be subject to the following vesting schedule:

                 1. Twelve thousand five hundred (12,500) shares of the STOCK BONUS shall vest immediately upon execution of this Agreement as a signing bonus;

                 2. The remaining twelve thousand five hundred (12,500) shares shall vest according to the following schedule, in each case subject to the requirement that Employee achieves the performance goals established by the Compensation Committee for the preceding year: six thousand two hundred and fifty (6,250) shares shall vest on April 15, 1999; and the remaining six thousand two hundred fifty (6,250) shares shall vest on April 15, 2000. The STOCK BONUS and all unvested stock options and stock appreciation rights previously granted to Employee shall fully vest in the event of a CHANGE OF CONTROL or an INVOLUNTARY TERMINATION. In order to avoid Employee being forced to sell a portion of the shares received under the STOCK BONUS to pay the taxes thereon, all income and other taxes attributable to the STOCK BONUS, including the taxes on such taxes, shall be paid by the Company upon vesting thereof.

                 3. In the event that Employee violates any of his noncompetition or nonsolicitation obligations as set forth in Section VII, any unvested STOCK BONUS granted to Employee hereby shall be rescinded, and all or a portion of Employee's vested STOCK BONUS shall be forfeited by Employee and returned to the Company according to the following schedule:

                      a.   100% of any vested STOCK BONUS shall be
forfeited if such violation occurs prior to June 1, 1999;

                      b.   75% of any vested STOCK BONUS shall be
forfeited if such violation occurs prior to June 1, 2000;

                      c.   50% of any vested STOCK BONUS shall be
forfeited if such violation occurs prior to June 1, 2001; or

                      d.   25% of any vested STOCK BONUS shall be
forfeited if such violation occurs prior to June 1, 2002.

                 4. In the event of a forfeiture of a STOCK BONUS under the preceding paragraph, Employee may, at his option, repay the applicable portion of the STOCK BONUS in any of the following ways:

                      a. by tendering an amount of cash equal to the FAIR MARKET VALUE (as defined in Section VIII.E.9 below) of the forfeited portion of the STOCK BONUS on the date(s) of its vesting; or

                      b. by tendering an amount of cash equal to the FAIR MARKET VALUE of the forfeited portion of the STOCK BONUS on the effective date of this Agreement; or

                      c. by tendering an amount of cash equal to the FAIR MARKET VALUE of the forfeited portion of the STOCK BONUS on the date of repayment; or

                      d.   by tendering a number of shares of the
Company's common stock with a FAIR MARKET VALUE on the date of repayment equal to the FAIR MARKET VALUE of the forfeited portion of the STOCK BONUS on the date of its vesting or on the effective date of this Agreement, whichever is lower; or

                      e.   by tendering  a number of shares of the
Company's Common Stock equal to the number of shares of the STOCK BONUS being forfeited.

                 5. Employee's STOCK BONUS shall be fully vested and not subject to forfeiture after June 1, 2002

                 6. The forfeiture of any portion of the STOCK BONUS by Employee pursuant to paragraph 3 above shall be in addition to, and not a substitute for, any other remedies to which the Company may be entitled under this Agreement or applicable law for Employee's breach of the noncompetition and nonsolicitation provisions of Section VII, including but not limited to an injunction against further violations or other equitable relief.

            B. ANNUAL BASE SALARY. For all services rendered by Employee under this Agreement, the Company shall pay Employee an annual base salary of at least $195,000, payable in equal bi-weekly installments. The amount of such base salary shall be determined at the beginning of each fiscal year by the Compensation Committee of the Company's Board of Directors in its sole discretion on the basis of merit and the Company's financial success and progress but in no event shall such base salary be less than the annual base salary indicated in this paragraph.

            C. BONUS COMPENSATION. Employee may receive such additional bonuses, payable in cash or shares of the Company's stock, as determined at the beginning of each fiscal year of the Company by the Compensation Committee of the Board of Directors in its sole discretion on the basis of merit and the Company's financial success and progress in the prior fiscal year.

            D. VACATION. Employee shall be entitled to six (6) weeks of paid vacation each year.

            E. EMPLOYEE BENEFITS. Employee shall be entitled to receive all of the rights, benefits, and privileges of an employee and an executive officer under any retirement, pension, profit-sharing, insurance, health and hospital, and other employee benefit plans which may be now in effect or hereafter adopted by the Company.

            F. WORKING FACILITIES. Employee shall be furnished with a private office, stenographic help, and such other facilities and services suitable to Employee's position and adequate for the performance of the duties required by this Agreement.

            G. EXPENSES. Employee is authorized to incur reasonable expenses in connection with his responsibilities in conducting the business of the Company, including expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures.

            H. AUTOMOBILE. Employer shall provide Employee with an automobile, and shall reimburse Employee for expenses associated with such automobile, including gasoline, insurance, maintenance, repairs, and all costs incident thereto. The Company will reimburse Employee for all such expenses upon the presentation by Employee, from time to time, of an itemized account of such expenditures. The Company shall provide Employee with a new automobile every four years or, at Employee's option, a used automobile after two years, provided, however, that upon Employee's RETIREMENT, then the Company shall provide a new automobile at such time irrespective of the number of years since the previous new or used vehicle, which automobile Employee shall retain so long as Employee continues to abide by Sections VI and VII of this Agreement.

     VI.    PROPRIETARY INTERESTS OF COMPANY.

            Employee and the Company recognize that the Company is in a highly competitive business in a highly technical industry. The parties acknowledge that the success or failure of the Company depends largely on the development and use of certain proprietary and confidential information and trade secrets, including without limitation, information concerning any of the Company's patented components, research and development projects and in patent process components, and personal relationships with present and potential customers, suppliers, contractors, and governmental agencies as well as technology, procedures, systems, and techniques relating to the products developed or distributed by the Company (hereinafter collectively referred to as "Confidential Information"). Confidential Information is a substantial asset of the Company. Confidential Information will be disclosed to Employee in the normal course of operation. Employee acknowledges that Confidential Information is extremely valuable to the Company and must be protected from unauthorized use by the Company's competitors or other persons. Therefore, Employee agrees not to disclose or use, whether for the benefit of Employee or any other person or entity, at any time during or after his employment, any Confidential Information to any person or entity other than the Company or persons authorized by the Company to receive such Confidential Information.

            Employee recognizes that, during the term of his employment with the Company, he may develop new products, technology, processes, devices, inventions, or methods of production, including but not limited to computer hardware, software or "firmware," and may enhance, improve or perfect existing products, technology, processes, devices, inventions or methods of production (hereinafter collectively referred to as "Inventions"). As partial consideration for the salary and other benefits provided by the Company to the Employee, Employee hereby agrees that his entire work product while in the employ of the Company, including any Inventions, is the exclusive property of the Company. Employee also agrees to cooperate fully with the Company and to do whatever acts are reasonably necessary in order to obtain United States or foreign letters patent or copyrights, or both, and to vest the entire right and title thereto in the Company. Employee further agrees that the Company shall have the royalty-free right to use in its business, and to make, use, and sell such Inventions whether or not patentable, regardless of whether they are conceived or made by the Employee during the hours which he is employed by the Company or with the use of or assistance of the Company's facilities, materials or personnel.

            Except as required in his duties to the Company, Employee will not, directly or indirectly, use, disseminate, disclose, lecture upon, or publish articles concerning any Confidential Information without the prior written consent of the Company.

            Upon termination of his employment with the Company, all documents, records, notebooks, and similar repositories of or containing Confidential Information, including copies thereof, then in Employee's possession, whether prepared by Employee or others, will be left with the Company, and no copies thereof will be retained by the Employee.

            It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and monetary damages would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of any covenant in this section that the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

     VII. NONCOMPETE AND NONSOLICITATION. During the term of this Agreement and for a period of the greater of (a) one year after termination or expiration of this Agreement or (b) the period during which a SEVERANCE AMOUNT, consulting arrangement or retirement benefit is being paid to Employee by the Company (the "Noncompete Period"), the Employee will not, directly or indirectly, own, manage, operate, control, provide services to, be employed by, participate in, or be connected in any manner with the ownership, management, operation, or control of any business which is similar to the type of business conducted by the Company and which conducts such business or sells its products within and to the same market as the Company's market at the time of Employee's activity or, after the termination of this Agreement, at the time of such termination. Employee certifies that his employment with the Company will not breach a previous employment agreement. Employee agrees not to engage in the unauthorized use of the proprietary assets of others during the term of his employment by the Company. Employee agrees not to enter into any other employment agreement, oral or written, which will run concurrently, in whole or in part, with Employee's employment by the Company. Employee agrees not to solicit any other Company employee during the Noncompete Period to leave the employ of the Company or to provide services to another person or business in lieu of providing services to the Company, including but not limited to services to a competitor of the Company, except when such other employee's departure is determined by management of the Company to be in the Company's best interests.

            It is agreed that any breach of this section of the Agreement will cause immediate irreparable harm to the Company and that monetary damages for such breach would be difficult if not impossible to ascertain. Therefore, the parties agree that upon any breach of the covenants of this section the Company may obtain from the district court for the City and County of Denver, Colorado, or any other court of competent jurisdiction, an appropriate restraining order, preliminary injunction or other form of equitable relief with respect thereto. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other available remedies for such breach, including the recovery of damages, costs, and attorney fees.

            The foregoing agreement not to compete shall not be held invalid because of the scope of the territory or the actions restricted thereby; but any judgment by a court of competent jurisdiction may define the maximum territory and actions subject to, and restricted by, this paragraph.

            Notwithstanding the foregoing, in the event of a CHANGE OF CONTROL, as hereinafter defined, not recommended by a majority of the Board of Directors of the Company as constituted prior to the date of such CHANGE OF CONTROL, this noncompete agreement shall terminate upon the date of such CHANGE OF CONTROL.

     VIII.  TERMINATION OF EMPLOYMENT.

            A. TERMINATION BY MUTUAL AGREEMENT. The Company and Employee may agree to terminate this Agreement on terms and conditions mutually acceptable to them as of the date of termination.

            B. DEATH. In the event of Employee's death, the Company shall pay to any beneficiary designated by Employee or, if no such beneficiary has been designated, to his estate, an amount equal to the then annual base salary for the greater of (a) one (1) year or (b) the remaining term of this Agreement without additional extensions, together with any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee. If Employee's beneficiary or estate receives any proceeds from any life insurance policies the premiums of which were being paid for by the Company at the time of Employee's death other than the Group Life Insurance referred to in Section IX.A hereof, then the payments of annual base salary and bonuses shall be reduced by the amount of such proceeds from such life insurance policies.

                 In the event of Employee's death, the Company agrees to purchase, and the Employee agrees to sell, all shares of the Company's stock BENEFICIALLY OWNED, as hereinafter defined, by Employee or Employee's spouse at the time of his death and all shares obtainable through exercise of stock options owned by Employee, up to a maximum of 750,000 shares, as adjusted by any stock split, reverse stock split or similar recapitalization (the "EMPLOYEE'S SHARES"). The purchase price will be the FAIR MARKET VALUE of the shares BENEFICIALLY OWNED by Employee, and the FAIR MARKET VALUE per share, less the exercise price per share, for Employee's stock options. Notwithstanding the foregoing, the Company's obligation to purchase the EMPLOYEE'S SHARES shall be limited to the number of shares which may be purchased with the amount of insurance proceeds received from the KEY MAN POLICIES, as defined below, after funding the annual base salary death benefit noted above.

            C. DISABILITY. If Employee becomes DISABLED during the term of employment or during the CONSULTING PERIOD, Employee's base salary and other benefits shall continue at the same rate and in the same manner as on the date of such DISABILITY. If Employee remains DISABLED for six consecutive months, the Company, at its option, may thereafter, upon written notice to Employee or Employee's personal representative, terminate the employment, subject, however, to Employee's right to receive disability benefits under the Company's general employee disability insurance policy and under the supplemental disability policy provided to Employee and the Company's obligation to pay to the Employee the SEVERANCE AMOUNT for an INVOLUNTARY TERMINATION not involving a CHANGE OF CONTROL. If Employee receives any disability payments from any insurance policies paid for by the Company, the annual base salary, the SEVERANCE AMOUNT, and bonuses due to Employee hereunder shall be reduced by the amount of any payments received by Employee from such disability insurance policies.

            D. VOLUNTARY or INVOLUNTARY TERMINATION. If prior notice is given of any VOLUNTARY or INVOLUNTARY TERMINATION as defined herein, Employee, if requested by the Company, shall continue to render his services and shall be paid the then annual base salary up to the date of such VOLUNTARY or INVOLUNTARY TERMINATION, any bonuses which the Company's Board of Directors shall determine in its sole discretion to be due and payable to Employee and the SEVERANCE AMOUNT as provided herein.

                 In the event of an INVOLUNTARY TERMINATION, the STOCK BONUS and all unvested stock options and stock appreciation rights that have previously been granted to Employee will fully vest, and the Company agrees to purchase, at Employee's option, at FAIR MARKET VALUE, the number of shares of the Company's common stock necessary to provide Employee with sufficient cash, net of taxes, to fund Employee's remaining obligations, if any, pursuant to the December 31, 1991 Settlement Agreement between Carolyn Y. Kiser, the Company, Joseph H. Kiser, Alwin E. Branson and Employee, as amended (the "SETTLEMENT AGREEMENT").

            E. DEFINITIONS. All the terms defined in this Section shall have the meanings given below throughout this Agreement.

                 1. "CHANGE IN DUTIES, COMPENSATION, OR BENEFITS" shall mean any one or more of the following:

                      a. a significant and detrimental change in the nature or scope of Employee's authority, responsibilities or duties from those currently applicable to him;

                      b. a reduction in Employee's annual base salary from that currently provided to him;

                      c. a diminution in Employee's eligibility to participate in bonus, stock option, incentive award or any other compensation plan which provides opportunities to receive compensation from those currently applicable to him, except for: (i) changes in the eligibility requirements for plans that are applicable to employees generally; (ii) changes in plans that are applicable to all executives and result in a diminution of Employee's benefits under such plan that is fair and proportional as compared to the diminution of benefits for all executives; and (iii) changes that are required by applicable law;

                      d. a material diminution in employee benefits (including but not limited to medical, dental or life insurance and long-term disability plans) and perquisites currently applicable to Employee, except for: (i) changes in the eligibility requirements for benefits that are applicable to employees generally; (ii) changes in benefits and perquisites that are applicable to all executives and result in a diminution of Employee's benefits that is fair and proportional as compared to the diminution for all executives; and (iii) changes that are required by applicable law;

                      e.   a change in the location of Employee's
principal place of employment by the Company (including its subsidiaries) by more than twenty-five (25) miles from the location where he was principally employed immediately prior to the date on which a CHANGE OF CONTROL occurs; or

                      f. a reasonable determination by a majority of those persons comprising the Board of Directors of the Company prior to a CHANGE OF CONTROL (even if such determination is made after such CHANGE OF CONTROL) that, as a result of a CHANGE OF CONTROL and a change in circumstances thereafter significantly affecting his position, Employee is unable to exercise the functions or duties attached to his position immediately prior to the date on which a CHANGE OF CONTROL occurs.

                 2. "CHANGE OF CONTROL" shall be deemed to have occurred if:

                      a. any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

                      b. as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "TRANSACTION"), the persons who were directors of the Company before the TRANSACTION shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                      c. the Company is merged or consolidated with another corporation or entity and, as a result of the merger or consolidation, less than 80% of the outstanding voting securities of the surviving corporation or entity is then owned in the aggregate by the former stockholders of the Company;

                      d. a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities; or

                      e. the Company transfers all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

                 3. "DISABLED" or "DISABILITY" shall mean mental or physical illness or condition rendering Employee incapable of performing any portion of Employee's normal duties with the Company, provided, however, that any determination that Employee is not DISABLED under the definition used in this Agreement shall have no effect on whether Employee is entitled to receive disability benefits under any disability insurance policy.

                 4. "INVOLUNTARY TERMINATION" shall mean any termination except:

                      a.   VOLUNTARY TERMINATION;

                      b.   termination by mutual agreement;

                      c.   termination as a result of death; or

                      d. Employee's voluntary retirement from employment or mandatory retirement from employment pursuant to a retirement plan to which Employee was subject prior to any CHANGE OF CONTROL.
("RETIREMENT").

                 5.   "SEVERANCE AMOUNT" is equal to:

                      a. in the case of an INVOLUNTARY TERMINATION, the greater of the Employee's annual base salary multiplied by the remaining term of this Agreement or 2.99 times the Employee's average annual compensation over the last five years payable on regular bi-weekly payroll dates over the three (3) year period following such INVOLUNTARY TERMINATION, provided, however, that if such INVOLUNTARY TERMINATION follows a CHANGE OF CONTROL, then the SEVERANCE AMOUNT shall be payable in a lump sum no later than ten (10) days following the date of termination.

                      b. in the case of a VOLUNTARY TERMINATION or RETIREMENT, one-half of Employee's annual base salary payable on regular bi-weekly payroll dates over a six month period, provided, however, that if Employee provides post-termination consulting services to the Company pursuant to Section XII hereof after VOLUNTARY TERMINATION or RETIREMENT, the SEVERANCE AMOUNT shall be based upon the annual base salary at the time of termination of employment but shall not be payable to Employee until after termination of the consulting services.

                 6. "VOLUNTARY TERMINATION" shall mean any termination which results from a resignation by the Employee other than a resignation following a CHANGE IN DUTIES, COMPENSATION, OR BENEFITS as defined herein.

                 7. "VOTING SECURITIES" shall mean any securities which ordinarily possess the power to vote in the election of directors without the occurrence of any pre-condition or contingency other than the passage of time.

                 8. "BENEFICIALLY OWNED" shall mean beneficial ownership by the Employee, the Employee's spouse, or a trust or similar arrangement established by or for the benefit of the Employee, the Employee's spouse, or the Employee's minor children as well as the meaning of such term under
Section 13 or Section 16 of the Securities Exchange Act.

                 9. "FAIR MARKET VALUE" shall mean (a) if there is an established market for the Company's common stock, the average of the mean of the highest and lowest quoted selling prices on each trading day for the ninety (90) day period preceding the day of the event triggering an obligation for the Company to purchase the shares of stock BENEFICIALLY OWNED by the Employee; or (b) if there is no established market for the Company's stock during such ninety (90) day period, then the average over that ninety (90) day period of the value determined in accordance with Treasury Reg. 10.2031-2 or successor regulations.

            F. SECTION 280G PAYMENT. In the event that the SEVERANCE AMOUNT payments under this Agreement are determined by an independent accounting firm retained by Employee (but paid for by the Company) to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") and any regulations thereunder, the Company agrees to increase the SEVERANCE AMOUNT by the amount necessary to put the Employee in the position he would be in if Code 280G and 4999 or any successor provisions to the Code which are designed to limit or restrict such "excess parachute payments" did not exist.

            G. MEDICAL AND DENTAL BENEFITS. If Employee's employment by the Company or any subsidiary or successor of the Company is terminated because of DISABILITY, RETIREMENT, VOLUNTARY TERMINATION, or INVOLUNTARY TERMINATION, then to the extent that Employee or any of Employee's dependents may be covered under the terms of any medical and dental plans of the Company (or any subsidiary) immediately prior to the termination, the Company will provide Employee and those dependents with the same or equivalent coverages until the later of Employee's death or the death of Employee's spouse, if any, at the time of Employee's death. The Company may, at its election, procure such coverages apart from, and outside of the terms of, the plans applicable to other employees. The Company's obligation to provide such coverages will be limited by the requirement that Employee and Employee's dependents comply with all of the conditions of the medical or dental plans applicable to employees generally and the Company is under no obligation to obtain special coverages for Employee which would not be covered by the plans applicable to employees generally. In consideration for these benefits, Employee must make contributions equal to those required from time to time from other employees for equivalent coverages under the medical or dental plans.

     IX.    LIFE INSURANCE.

            A. GROUP LIFE INSURANCE. The Company shall provide Employee with personal life insurance under the Company's group life insurance policy as in effect from time to time.

            B. KEY MAN LIFE INSURANCE. Employee hereby consents to the purchase by the Company of one or more "key man" life insurance policies on Employee's life naming the Company or its designee as beneficiary (the "KEY MAN POLICIES") and the Company agrees to use its best efforts to purchase and maintain such policies, as hereinafter set forth; provided, however, that the Company shall not be liable to Employee for a failure to purchase or maintain any KEY MAN POLICIES if such failure is due to Employee's health, medical condition, or other similar reasons. Employee agrees that he shall take any action which may be requested by the Company, and otherwise fully cooperate with the Company, in its efforts to purchase and maintain the KEY MAN POLICIES. While the KEY MAN POLICIES will be owned by the Company and the proceeds made payable to the Company or its designee, Employee may at any time by written notice to the Company effect the transfer of up to $1 million in life insurance death benefit to his estate or his designated beneficiary by agreeing to have subsequent premiums attributable to such death benefit deducted by the Company from his compensation, provided, however, that the cash value, if any, of the life insurance so transferred to Employee at the time of the transfer shall remain the property of the Company. The KEY MAN POLICIES shall be purchased by the Company for the following purposes and the Company shall make its best efforts to obtain KEY MAN POLICIES in amounts sufficient to accomplish such purposes:

                 1. To fund the Company's obligation to pay the annual base salary death benefit, as described in Section VIII.B of this Agreement;

                 2.   To fund the Company obligation to purchase
EMPLOYEE'S SHARES of the Company's common stock and stock options on Employee's death, as described in Section VIII.B of this Agreement;

                 3. To fund all remaining obligations, if any, of Employee to Carolyn Kiser under the SETTLEMENT AGREEMENT;

                 4. To fund any other obligation under this Agreement arising as a result of Employee's separation of service from the Company;

                 5. To provide funds necessary to obtain or compensate a replacement for Employee;

                 6. For any other reasonable business purpose as may determined by the Company.

            After an INVOLUNTARY TERMINATION or RETIREMENT or VOLUNTARY TERMINATION (including the post-termination CONSULTING PERIOD, if any), the Company's obligation to maintain the KEY MAN POLICIES shall terminate six (6) months thereafter, provided, however, that Employee may, by a written notice delivered to the Company no less than five (5) months after such termination of employment, assume responsibility for paying the premiums to continue some or all of the KEY MAN POLICIES. At such time, Employee may also elect, by such written notice, to purchase some or all of the KEY MAN POLICIES from the Company for their cash surrender value, if any, or may pledge the policies to the Company as security for Employee's agreement to pay such cash value to the Company, together with accrued interest based on the Wall Street Journal's prime rate as published on the date of such purchase, at the time of sale, redemption or receipt of the death benefit of such policies.

            In the event that the Company fails to pay the premiums required to maintain the KEY MAN POLICIES while it is still obligated to do so, Employee shall be entitled to assume responsibility for paying the premiums to continue some or all of the KEY MAN POLICIES, and Employee shall be entitled to reimbursement from the Company for any such payments made by Employee. If Employee elects to cause the transfer of some or all of the $1 million in death benefits from the KEY MAN POLICIES to his estate or designated beneficiary as permitted by this Section IX, Employee waives any claim against the Company for failing to maintain sufficient KEY MAN POLICIES to the extent of such transfer.

            The Company agrees to review on an annual basis the death benefits payable under such policies and to attempt to procure additional insurance as needed to meet its obligations to Employee hereunder.

     X. DEFERRED PAYMENTS. In the event that the Company is prohibited from deducting any payment made to Employee as a compensation expense (excluding the Company's purchase of common stock and stock options BENEFICIALLY OWNED by Employee and tax payments for the STOCK BONUS made pursuant to Section V.A hereof) as a result of Code 162(m) or any other provision of the Code and such payment would be deductible by the Company if made in a future tax year, then the Company may defer making the non-deductible portion of that payment until the first day of the tax year in which any portion of that payment becomes deductible, at which time the Company shall pay so much of the deferred payment as is deductible. In the event that any payment obligation of the Company is deferred as a result of this Article X, the Company shall pay interest to the Employee on the deferred portion of the payment at a rate of ten percent (10%) per annum.

     XI. DIRECTORS AND OFFICER INSURANCE. The Company shall procure directors and officers liability insurance coverage on all directors and officers in such an amount as the Company deems reasonable and necessary under the circumstances but in no event less than $1 million.

     XII. POST-TERMINATION CONSULTING. In the event of Employee's VOLUNTARY TERMINATION or RETIREMENT, the Company hereby agrees to engage Employee as a consultant to the Company for a period of up to five years (the "CONSULTING PERIOD"). While the CONSULTING PERIOD will only begin after termination of employment under this Agreement, Employee shall nevertheless continue to be an "employee" of the Company for purposes of tax withholding and employee benefits (including any special or additional benefits provided to Employee by this Agreement or otherwise) during the CONSULTING PERIOD although the scope of Employee's services and responsibilities shall be diminished in such manner and amounts as may be agreed upon by the Company and Employee. During the CONSULTING PERIOD, Employee will be paid a salary equal to 50% of his annual base salary on the date of Employee's termination of employment under this Agreement.
For each year or part thereof that Employee provides consulting services to the Company, Employee shall receive a retirement benefit of 25% of Employee's annual base salary at the time of Employee's VOLUNTARY TERMINATION or RETIREMENT for the same amount of time, which retirement benefit shall then be paid to Employee in accordance with the Company's existing payroll policies beginning at the end of the CONSULTING PERIOD over a period of time equal to the number of years or parts thereof that Employee provides consulting services. Employee shall have the right to decline to provide any consulting services after a VOLUNTARY TERMINATION or RETIREMENT. If Employee does elect to provide consulting services, Employee may determine to cease providing such services to the Company at any time by giving at least thirty (30) days prior written notice of such determination to the Company. The Company agrees to engage Employee to provide the consulting services for a period of not less than one (1) year after a VOLUNTARY TERMINATION or RETIREMENT but the Company may terminate such engagement at any time thereafter for good cause. For purposes hereof, "good cause" shall mean misappropriation of Company funds or property, conviction of a crime involving dishonesty or moral turpitude, or willful disregard of any directive of the Company's Board of Directors.

     XIII. DEFERRED COMPENSATION. During the term of this Agreement, including the extension of such term pursuant to Section II hereof and the CONSULTING PERIOD, if any, pursuant to Section XII hereof, the Company shall deposit an amount equal to 10% of Employee's annual base salary into a deferred compensation trust (the "Rabbi Trust") for the benefit of Employee. The Company shall have no obligation to contribute to the Rabbi Trust during the time Employee is receiving only retirement benefits or disability benefits. Deposits to the Rabbi Trust shall be made and shall vest, subject only to the claims of the Company's creditors, on January 1 of each year that Employee serves the Company in a full-time capacity.
The Rabbi Trust may distribute all or a portion of its balance to Employee on January 1 of the first calendar year in which Employee will receive no other benefit under this Agreement or in subsequent years but the entire balance must be distributed on or before the date of Employee's death.

     XIV. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Employee's residence in the case of Employee or to its principal office in the case of the Company.

     XV. WAIVER. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.

     XVI. SEVERABILITY/MODIFICATION. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect.

     XVII. ASSIGNMENT. Except for a transfer by will or by the laws of descent or distribution, Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. Employee acknowledges that the services to be rendered under this Agreement are unique and personal. Accordingly, Employee may not assign such duties or obligations under this Agreement.

     XVIII. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either
(i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the Company shall provide, through the establishment of a separate reserve or otherwise, for the payment in full of all amounts which are or may reasonably be expected to become payable to Employee under this Agreement.

     XIX. ENTIRE AGREEMENT. This instrument contains the entire agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other such agreements between the parties including but not limited to the Executive Employment Agreement dated November 12, 1992, as amended March 10, 1995, provided, however, that nothing in this Agreement shall prevent the Company from granting additional or special compensation or benefits to Employee after the date of execution of this Agreement. This Agreement may not be amended except by an agreement in writing signed by both parties. Nothing in this paragraph shall be deemed to modify or amend the SETTLEMENT AGREEMENT nor any agreements or instruments entered into between the parties hereto as a result of that SETTLEMENT AGREEMENT.

     XX. GOVERNING LAW AND JURISDICTION. This Agreement shall be interpreted, construed, and enforced under the laws of the State of Colorado. The courts of the State of Colorado shall have sole jurisdiction and venue over all controversies which may arise with respect to this Agreement.

     XXI. TIME. In comparing any period of time prescribed or allowed by this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Sunday or legal holiday, in which event the period runs until the end of the next day which is not a Sunday or legal holiday. For purposes of this paragraph a legal holiday shall mean any day which banks are required to be closed in the State of Colorado. For purposes of calculating the duration of the covenant not to compete the time period of such covenant shall be extended by one day for each day that Employee competes with Company in violation of such covenant.

     IN WITNESS WHEREOF, the parties have executed this Agreement the date and year indicated below.

                         THE COMPANY:

                         VARI-L COMPANY, INC.

                         By:  /s/  Joseph H. Kiser
                              Joseph H. Kiser, Chairman of the Board and
                              Chief Scientific Officer

                         EMPLOYEE:

                         /s/  David G. Sherman
                         David G. Sherman